Exhibit 99.1

PRESENTATION

Operator

Good day, ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Fourth Quarter and Full Year 2018 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Thursday, February 21, 2019.

At this time, I would like to turn the conference call over to Mr. Brian Moore with EVC Group. Please go ahead.

Brian Moore -

Thank you, Candice, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the fourth quarter, and fiscal year ended December 28, 2018.

On the call today are Caren Mason, President and CEO of STAAR Surgical; and Deborah Andrews, Chief Financial Officer. The release of the fourth quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis, as of the date of this conference call and are subject to numerous important risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. In addition to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share.

We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release. Following our prepared remarks, today we will open the line to questions from publishing analysts, we ask analysts to limit themselves to two initial questions then requeue with any followups. We thank everyone in the advance for their cooperation with this process.

At this time, I'd like to turn the call over to Caren Mason, President and CEO of STAAR.

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you, Brian, and good afternoon, everyone. 2018 was an exceptional year for STAAR, we achieved record net sales, record ICL sales, significant gross margin improvement and positive net income for the 12 months that ended December 28, 2018. And we are positioned to set new records for these four financial metrics during 2019.

In this breakout year for our business, we believe we have made noteworthy progress toward paradigm change in refractive vision correction delivering visual freedom. Implanting an EVO ICL lense to correct myopia is becoming a preferred surgical solution as evidenced by global ICL net sales, surpassing the $100 million revenue mark for the first time, this milestone was achieved through exceptional 54% ICL unit growth for the year, a rate that illustrates the global momentum in our business.

For 2018 total ICL net sales grew 48% over prior year. On a regional basis, we achieved solid double-digit ICL sales growth in most of our markets. China grew 91%, Japan 90%, Korea 37%, Germany 31%, the rest of our Asia Pacific distributed markets 22%, Canada 21%, Europe 21% and the Middle East 21%.

In terms of momentum going into 2019, we ended 2018 with strong ICL sales and unit growth despite moving into a seasonally weaker fourth quarter for refractive procedures in our highest volume market which is China. ICL unit volume growth in China over the fourth quarter of last year was 99%. China is the largest refractive market in the world representing approximately one quarter of refractive procedures globally. We believe the high level of myopia in the China population, the increasing demand for the ICL down the vision correction or diopter curve and our uniquely successful business model for our strategic partners is also contributing to our high level of growth in China.

Ultimately, our strategy of building the refractive market for visual freedom through surgeon training and certification, practice development, consumer outreach, patient education, digital marketing and strategic agreements with our customers has positioned ICL in more and more clinics and doctors' offices as a premium and primary solution for vision correction, around the globe. EVO ICL only clinics are opening and many others are already offering primarily ICL lens implants in both Asia and Europe. And ever more data supporting the safety and effectiveness of the ICL is being published. In December 2018, Dr. Mark Packer published a literature review of 67 papers from 10 countries on the EVO lens in the journal, Clinical Ophthalmology. The analysis covered 6,000 eyes with up to five years of follow up concluding “improved safety and effectiveness across a broad range of refractive errors makes EVO an attractive option for surgeons and their patients.”

Our clinical studies, clinical validations and the publishing of numerous peer-reviewed papers supports continued adoption of our ICL refractive products.

We have submitted our EVO PMA supplement to the FDA for review. We will not be entertaining questions on our progress regarding this process. We are very appreciative of the dedicated team at CDRH for working with us even through a number of government shutdown days. With regard to our pivotal trial for the EVO with EDOF lens for presbyopia, the patient enrollment for our European trial is complete and we are conducting the required six month patient follow-up for this study. Once we complete this follow-up, our plan is to submit our CE Mark application to our regulated body by mid-year 2019. We look forward to sharing data from this study more broadly in the future when permitted and appropriate.

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Throughout 2018, we executed our plan to make targeted investments designed to foster continued growth, including the launch of the Toric ICL in the United States and future ICL product launches. Even with these investments, we earned $0.02 per share in the fourth quarter and $0.11 per share for the year. We also generated $12.8 million in cash from operations during the year and had $104 million in cash and equivalents on the balance sheet at year-end.

To continue STAAR’s strong growth in 2019 and to ensure STAAR's readiness for continued strong growth well into the future, we have established a number of imperatives for 2019, which require prudent investment in capital and operating expense.

For expansion of the ICL in the U.S., we are in the process of establishing a U.S. surgeons console with a strong cadre of ICL experts and key opinion leaders, whom we will partner with for the rebuilding of our U.S. business and the pending addition of our family of EVO ICL products. Several of these prominent surgeons were first implanters of our recently launched Toric ICL in their respective markets in the U.S. We are planning for and making initial investments in 2019, in manufacturing and facilities expansion that include the doubling of manufacturing capacity at our Monrovia, California facility for our myopia ICLs; the reopening and expansion of our manufacturing and distribution facilities in Nidau, Switzerland to manufacture EVO ICLs primarily for sale in Asia and in coming years, Europe as well; we are also moving our outside the U.S., administrative and sales and marketing offices to larger quarters in Nidau; we've begun moving into our newly renovated Lake Forest facility, which now includes executive and corporate offices; and we are preparing for the validation of our Lake Forest facility for the manufacturing of our ICL with EDOF for presbyopia lenses expected to be for sale initially in CE Mark countries.

Other imperatives include continued market penetration in China, where we have increased share five-fold in less than three years; continued market share gains in all global markets with the increasing adoption of low and mid diopter ICLs; increasing investment in direct to consumer marketing and patient education in targeted markets strengthened existing and new strategic agreements and alliances with global partners at contracted unit volumes and prices, co-marketing initiatives, practice development programs, surgeon training, patient education and clinical research projects.

And so in conclusion, our growth outlook for 2019 is as follows : ICL unit growth percentage target increase of 30% plus over 2018; overall, revenue growth percentage target increase of 20% over 2018.; our overall revenue target is expected to be impacted by our other product segment sales decline of approximately $3.6 million, including a $2.6 million reduction in sales of low margin injector parts; GAAP net income is anticipated to increase over 2018; and we anticipate achieving positive full year cash flow and cash balance increase.

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Those are my prepared remarks. I'll now turn the call over to Deborah, to further review fourth quarter and full-year financial highlights. Deborah…

Deborah Andrews STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone. I'll start the financial overview with the summary of top line results and then provide more detail down the income statement. STAAR reported net sales of $31.2 million in the fourth quarter of 2018, an increase of 26% over the $24.9 million reported in the year ago period.

As Caren mentioned, the strong top line increase was driven by ICL revenue growth of 41%, which represented 84% of total Company net sales in the quarter.

Moving down the income statement, our gross profit margin for the fourth quarter was 73.7%, up 380 basis points compared to the prior year quarter gross profit margin of 69.9% and while total Company net sales increased 26%, gross margin dollars increased 32.3%. The improvement in gross margin was due to favorable product mix resulting from increased sales of ICLs and lower freight and inventory provisions, partially offset by the effect of lower ASPs for lower diopter ICLs and large volume commitment strategic partners.

Total operating expenses for the fourth quarter were $21.8 million, an increase of 17% compared to the prior year quarter of $18.6 million.

Taking closer look at the components of operating expenses, G&A expense in the fourth quarter was $6.2 million as compared to $5.1 million a year ago. The increase in G&A spending is due to increased headcount and salary related expenses, including stock-based compensation and increased facility costs. Marketing and selling expenses were $9.9 million as compared to $7.9 million and included increased headcount and investments in digital, strategic and consumer marketing. Our R&D expenses were $5.7 million compared to $5.6 million in the year ago quarter. R&D expenses include headcount compensation and clinical expenses related to our next generation ICL with EDOF optic for presbyopes.

We generated net operating income of $1.2 million during the fourth quarter, net income during the fourth quarter was $1.1 million or approximately $0.02 per diluted share compared to the year ago net loss of $0.1 million or approximately breakeven per share.

On a non-GAAP basis, we've reported adjusted net income for the fourth quarter of $3.2 million or $0.07 a share as compared with adjusted net income for the same period of 2017 of $0.8 million or $0.02 a share. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

At this point, it's probably worth reminding our analysts and investors, we do have regular visibility into the ICL inventory at our larger distributors. For example, we can communicate that as of February 15, 2019 our distributor for China, our largest distributor by far held an approximate 30 to 35 day inventory of our lenses consistent with historical levels.

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Turning to our full -- excuse me, turning to our full-year financial performance -- for the full year 2018, ended December 2018, total Company net sales grew 37% to $124 million and our gross margin expanded approximately 290 basis points year-over-year to 73.8%. ICL sales for the full fiscal year were $101.1 million, up 48% from the prior year.

Turning now to our balance sheet, our cash, cash equivalents and restricted cash at December 28, 2018 totaled $104 million compared with $102.3 million as of September 28, 2018 and $18.6 million at the end of the prior fiscal year. The Company generated approximately $2.3 million in cash from operating activities in the fourth quarter of 2018, for the full fiscal year 2018, the Company generated $12.8 million in cash from operations as compared to $2.9 million in the prior fiscal year.

The increase in cash on the balance sheet for fiscal year 2018 is due to cash generated from operations and proceeds from approximately 2 million shares of common stock issued during the third quarter.

This concludes our prepared remarks. Operator, we're now ready to take your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions) And our first question comes from Jason Mills of Canaccord Genuity. Your line is now open.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Hi Caren. Thanks for taking the question. I had a two-part, first question, then I'll hop back after you answer that, ask the second one. Deborah, sort of went into the first part of my first question, which was with respect to the inventory levels. There's obviously been some negative accusation with respect to that Chinese distributor -- maybe elaborate a little bit on what Deborah went into specific to the patient demand. The implant demand, the demand you had for ICL over the world, relative to the growth rates you put up over these last 6 quarters to 8 quarters, which is really the period of time, that the business has changed markedly from a growth perspective.

And then the second part of that question is specific to China, what is China represent in terms of 2019 growth relative to what you gave for the full -- for the global growth of 30% plus?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Okay. Jason, in terms of inventory levels in China as Deborah said, we're running at 30 days to 35 days and through the first six weeks of 2019, patient demand is up substantially. So that the amount of inventory that's flowing out of the warehouse is going exponentially faster than the amount that we're currently selling. So we expect certain large orders that are committed volume from our importer, by the end of the first quarter to be on target to our 30% plus growth expectation.

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In terms of China representing 2019 growth at what percentage, we are not going to disclose that. But what we can tell you is that they're continuing to be a high-level performer in growth, as we begin '19 and we expect that to continue throughout the year. Remember that our largest customers in China are working with us very closely as partners under our strategic collaboration agreements. We have full visibility to inventory at the importer, we are aware of what's being shipped to sub-importers and we are very aware of what is due us in terms of contractual obligations throughout the year.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Thank you, for that. Caren. That's very helpful. And then the second part of the question has to do with the U.S. So, you ran through a litany of growth rates for 2018 and obviously, chief among them was not the United States growth and we know why it is. It's not been a fast-growing market for you heretofore, but juxtaposing that comment, you talked about the supplemental filing of the EVO family of lenses, and why you said, you're not going to talk too much about it, I'm guessing from a guidance standpoint, maybe we could talk a little bit about facts. Facts associated with that filing, what sort of guidance, you've been given in terms of the length of that review whether or not your ICL guidance for the year has any in it for EVO sales in the United States and whether or not it implies, just as a matter of fact that the FDA is going to look at what you've given them so far and at this point in time has not suggested they need any more information specifically prospective data, maybe we just working facts for a bit. Appreciate the thoughts. Thanks, Caren.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So in terms of U.S. numbers, as we said, we did grow 16% in the fourth quarter. And as we are beginning the year, we are ahead of our projections in terms of what we expected from Toric ICL placements in the U.S. through six weeks. So we like what we see in terms of trends in the U.S., but no. None of the EVO family of lenses is in our projections as we look at a 20% total sales growth for the year, for the Company. So there is potential upside assuming that there was some possibility that we would be able to bring EVO in this year.

My reason for not wanting to talk about FDA process and progress is because as much as I appreciate the -- what I consider is exceptionally strong performance of our regulatory and clinical teams and the work that they're doing and the excellent relationship we are building with CDRH. It's just not appropriate for us to comment on timing, et cetera. What I can confirm is that they are reviewing our supplemental submission, which does include retrospective data as part of the analysis.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Got it. Thanks, Caren. I'll get back in queue.

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

You're welcome, Jason.

Operator

Thank you. And our next question comes from Brian Weinstein of William Blair. Your line is now open.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Hi, Caren, hi, Deborah, this is actually Andrew Brackmann on for Brian. Maybe we could just go back to the 30% IP -- ICL growth for 2019. Could you maybe talk a little bit about the process that you guys have in order to get to that number? What are the sort of indicators that you're looking out -- 10 months out that you think that you will end the year at that over 30% growth rate? Thanks.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thanks very much, Andrew. So we have the typical review process where we look at each of the markets we're aware of what the economics and demographics and what the buying cycle is there in terms of patient out of pocket, especially at the high income levels. We look at the number of surgeons we're training and adding, we're looking at the number of strategic cooperation agreements, of course, is a high level view of what growth will be and what we normally find is that our strategic cooperation partners are signing up for more and more, higher percentages than the 30%. So that gives us some confidence in terms of strength in committed partners and then we also add in all of the new business that we are working on and the timing for that business throughout the year. So for example, in the U.S., we already are aware of course in each of the major markets which surgeons are most excited about making ICL and in the future EVO a bigger and bigger part of their business model and clinical offerings. And so we look at them in terms of their willingness to begin now, their willingness to sign up as strategic partners for a future with EVO et cetera, and then we balance that. And we also look at downside. For example, in Canada, unfortunately one of our largest implanters has fallen ill and so we are working on helping him with other surgeons who are working with his practice, as well as signing up additional business. So I mean obviously we look at the gamut of what we can do, what we are sure we'll do, and then what the pressure is and opportunity is for upside.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Much appreciated. Thank you. And then, maybe as a second question, China, there's sort of a mixed reports on the health of the consumer in that area, I mean, for your demographic, could you talk about what the health of your Chinese consumer is right now? Thank you.

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Well, we're very bullish on our customers, our patients than the Chinese consumer. Our strategic partners continue to tell us that they are very confident in what they have committed to. And again, you've got to always look based on what is being said versus what we're seeing. So we know that they're talking about 8.6% GDP of the consumer in China versus 8.8% or what it used to be. With regard to us, after six to seven weeks, the number of implants is up in the same neighborhood as our growth. So we are not seeing a decline.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Thanks, Caren.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

You're welcome, Andrew.

Operator

Thank you. And our next question comes from Chris Cooley of Stephens. Your line is now open.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Good afternoon, Caren and Deborah, and congratulations on exceeding the $100 million in ICL sales. It's a great milestone.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Just a couple of quickies for me. I just want to make sure, I fully understand the guide. So I'm not concerned about the other surgical decline with the injectors there, but your guidance is calling for 30% unit growth in ICLs and 20% corporate growth. So just want to make sure, I'm thinking about the decline or the stability in the traditional IOL franchise when kind of thinking about price versus volume on the ICL. If you could maybe just help us frame that up a bit? And then I have one quick follow-up.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So we are projecting about $1 million decline in IOL business, but then through the beginning of the year, it's a little stronger than we expected. But right now, when you take a look at growth of over $124 million, you first need to deduct that $3.6 million and you're really looking at a $120 million. So when you add that 30% units on ICL, as you can see that we would be in the 28% plus growth had there not been that reduction. With regard to ASPs, when you take a look at the growth level where we are right now and I look for the full year of '18, we're talking about a 4% ASP decline on what was a 54% unit growth. So I'll take those numbers any day.

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Christopher Cook Cooley Stephens Inc., Research Division - MD

Right. I agree. I just want to clarify. Thanks so much on that. And then from an operating expense standpoint, appreciate again, generating cash for the full year. But help us just think about you have some pretty aggressive scale out taking place now, lot of that's appreciate, it's going to be so much easier to come to see you guys in Lake Forest as opposed to Monrovia, but when we think about all that's going on there, help me think a little bit about the late -- the gating again on the related operating expense and how much should we think about unabsorbed overhead on from a capacity standpoint here in 2019, when we're thinking about our gross margin assumptions? Thanks so much.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Deborah, you want to, talk a little bit to gross margin expectations for '19.

Deborah Andrews STAAR Surgical Company - CFO

Yes, we do expect our gross margins to increase and they're pretty much in line, frankly with the analyst estimates for the year. So I think, we're in good shape on gross margins. We expect that we will be able -- any under absorbed overheads that we do have, we expect to reduce other expenses, it's going to be minimal, let's say, and we expect to be able to offset that within manufacturing with manufacturing efficiencies that we gain throughout the year through our other operating improvements that we have planned.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Okay, super. If I can just squeeze one other quickie in. On the extended depth of focus for the emerging presbiop. Could you remind us just what you think you have to demonstrate competitively for that lens to be a commercial success? Just maybe contrasting what you hope to achieve with that offering versus maybe some of the off lenses that are more of a cataract focus, obviously, right now are the multifocals through in the marketplace? Thanks so much.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So our goal is that for the early presbyope, we’ll say 45 to 55-year-old who really hate reading glasses and the multiple pairs that they take with them everywhere and lose conveniently all the time. That we will provide them for the first time a bilateral implanted lens that will be able to restore for them excellent reading ability, excellent intermediate vision and very good distance vision. That would be the focus. They have -- obviously keep their natural lens, which they have to give up in RLE or anything obviously cataract procedure. But our goal is to delight the 45 to 55-year-old, especially, that's our sweet spot, who is so frustrated with the fact that they can no longer read without some type of visual assistance. So we are really looking for -- forward to being able to introduce this product. First, of course, in the 31 CE Mark countries and then after that globally. We are already working with other major markets around the world, those regulatory bodies to determine what the appropriate requirements will be in terms of study.

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Christopher Cook Cooley Stephens Inc., Research Division - MD

Understood. Thank you so much and congratulations.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you.

Operator

Thank you. (Operator Instructions) And our next question comes from Jim Sidoti of Sidoti & Company. Your line is now open.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Good afternoon . Can you hear me?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, Jim. Good afternoon.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

All right. Great. Two quick questions. I know, you don't want to talk too much about the FDA submission. But can you just tell me was that submitted in the fourth quarter or was that submitted at the beginning of 2019?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Fourth quarter.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

And then the last one. Do you have any plans to kind of hold back on the launch of Toric in the U.S. while you wait for its approval or you going full speed ahead with Toric and then just go full speed ahead with this one, once it's done.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Well, we're really combining the effort and what that means is that, as I talked about the U.S. surgeons console, our goal is to have our prominent and premier positions in each major market, who want to get Toric into long waiting patients to have the ability to do so, which we are providing. So our rollout is on schedule, but many of those same surgeons as well as additional surgeons are very excited about EVO. So what we have started to do is create the upgrade of the way we market in the U.S. already. But we are not ahead of demand, we are basically moderating the demand appropriately with a very strong, what we call Tiger team of top people who have joined us recently as well as some of our own individuals, who have been with us for a while to make sure that the ICL is experiencing a long awaited and well deserved rejuvenation in the U.S. market.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. So kind of a similar question. But do you think the marketing efforts are -- will accelerate once EVO is approved or are you going full speed ahead right away?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

What we are doing is we are effectively rolling out the Toric product in the markets and working with the surgeons to get coverage from local radio, television, newspaper, media, YouTube, social media and you can see a lot of that all over the web right now, where there are really happy Toric patients. But when we rollout EVO, it's going to be a lot of fun. We are definitely going to push very, very hard. So that people are aware in every market, where surgeons are ready that they can finally have extraordinary visual freedom and be as happy as those 99.4% of patients who are willing to have this procedure again.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay, thank you.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

You're welcome, Jim, thank you.

Operator

Thank you. And that concludes our question-and-answer session for today. I'd like to turn the conference back over to Caren Mason for closing remarks.

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you very much. Thank you for your participation on our call today. We will be on the road again meeting with the financial community in the coming weeks, including presenting at the Leerink Global Healthcare Conference next week on February 28 in New York City, participating in non-deal roadshows in Southern California in March. Conducting investor and analyst meetings at STAAR's booth during ASCRS in San Diego in the early part of May and also we are announcing that later this year, on November 8, we're looking forward to hosting our next Investor and Analyst Day at Lotte New York Palace in New York City.

And with that, I appreciate so much your interest and your investment in our Company. All the best to all of you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.

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